Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE
This First Amendment to Office Lease (this “First Amendment”) is made and entered into by and between EOS AT MILLROCK PARK, LLC, a Delaware limited liability company (“Landlord”), and HEALTH CATALYST, INC., a Delaware corporation (“Tenant’’), formerly known as Healthcare Quality Catalyst, LLC, a Utah limited liability company (“Original Tenant”), effective on and as of the date that Landlord executes this First Amendment as set forth on the signature page below (the “Effective Date”).
WITNESSETH
WHEREAS, Landlord and Tenant are parties to that certain Office Lease, dated as of September 1, 2016 (the “Lease”), pursuant to which Tenant leases certain premises containing approximately 60,358 square feet of Rentable Area, designated as Suites 175, 200, 250, 400, 450, 475 and 495 (the “Premises”) in the building commonly known as 3165 E. Millrock Drive, Holladay, Utah (the “Building”), all as more particularly described in the Lease;
WHEREAS, Tenant succeeded to all of Original Tenant’s right, tide and interest in and to the Lease;
WHEREAS, the Initial Term of the Lease is scheduled to expire on February 28, 2019; and
WHEREAS, Landlord and Tenant desire to amend the terms of the Lease to, among other things, extend the Lease Term, all as more particularly provided below.
NOW, THEREFORE, for and in consideration of the premises contained herein, and other good and valuable consideration paid by each of Landlord and Tenant to the other, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby ratified and amended as follows:
1.    Definitions/Ratification of Lease. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this First Amendment. Tenant hereby represents and warrants to Landlord that it succeeded to all of Original Tenant’s right, tide and interest in and to the Lease (including any Security Deposits or other sums made by such Original Tenant). Tenant hereby ratifies the Lease as if it originally executed the same. Tenant hereby agrees to defend, indemnify and hold Landlord harmless from any liabilities, costs, claims or losses arising from the Original Tenant asserting that Tenant did not succeed Original Tenant’s interests in and to the Lease.
2.    Extension of Lease Term. The parties hereby agree to extend the Lease Term for an additional period of twenty-two (22) months (such period, the “Extension Term”)T commencing on March 1, 2019 (the “Extension Term Commencement Date”) and continuing through and expiring on December 31, 2020, upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided.
3.    Basic Annual Rent. Tenant shall continue to pay Basic Annual Rent in accordance with the terms and provisions of the Lease applicable thereto; provided, however, commencing on the Extension Term Commencement Date and continuing throughout the Extension Term the amounts of Basic Annual Rent due under the Lease shall be in the following amounts:

Period	Annual Rate Per SF	Monthly Installment
March 1, 2019 - February 29, 2020	$33.00	$165,984.50
March 1, 2020 - December 31, 2020	$34.00	$171,014.33

4.    Additional Rent. In addition to the Basic Annual Rent as provided above, Tenant shall continue to pay Tenant’s Proportionate Share of Operating Costs, and all other sums due under the Lease, in accordance with the existing terms and provisions of the Lease applicable thereto throughout the Lease Term, as extended hereby.
5.    Condition of Premises. Notwithstanding anything in the Lease to the contrary, Tenant is in possession of the Premises, and Tenant has and hereby agrees to accept the Premises in its existing “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Premises at any time through the expiration of the Extension Term; provided, however, notwithstanding the foregoing, Landlord shall provide Tenant with an allowance of up to (but not to exceed) a total of $51,305.00 (equal to $1.00 per usable square foot in the Premises) (“Allowance”), which Allowance shall be disbursed to Tenant as a reimbursement of Tenant’s expenses paid by Tenant to third-parties in connection with leasehold improvements made by Tenant to the Premises, which leasehold improvements shall be constructed in accordance with and subject to all of the existing terms and provisions of the Lease, including, without limitation, Paragraph 4(b) of the Lease. In the event Tenant desires any such reimbursement of the Allowance, Tenant shall notify Landlord of the amounts that Tenant wants reimbursed (and such request shall include actual copies of paid invoices reflecting amounts Tenant desires to have reimbursed) within sixty (60) days following the Extension Term Commencement Date, and, notwithstanding anything herein to the contrary, if Tenant fails to so notify Landlord in writing of such amounts Tenant desires to have reimbursed within said sixty (60) day period, Tenant shall not be entitled to any such reimbursement and all such Allowance shall belong to Landlord and Tenant shall have no rights thereto. Landlord’s payment of the Allowance, or such portion thereof as Tenant may be entitled to, shall be made within thirty (30) days after each and all of the following conditions shall have been satisfied: (a) the improvements shall have been completed in accordance with the plans submitted to and approved by Landlord in accordance with Paragraph 4(b) of the Lease; (b) Tenant shall have delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the leasehold improvements have been unconditionally waived, released, or extinguished; (c) Tenant shall have delivered to Landlord paid receipts or other written evidence satisfactorily substantiating the actual amount of the construction costs of the leasehold improvements; and (d) Tenant shall not then be in default of any of the provisions of the Lease. Tenant acknowledges and agrees that any obligations of Landlord originally existing in the Lease to complete leasehold improvements and/or furnish allowance with respect to the Premises, if any, have been completed and/or satisfied in their entirety, and any provisions in the Lease providing for such obligations are hereby null and void and of no further force or effect.
6.    Renewal Option. The renewal option originally attached to the Lease as Addendum One is hereby deleted in its entirety and of no further force or effect. Landlord hereby grants to Tenant an option to extend the Lease Term for an additional twelve (12) month period in accordance with the terms and conditions of Exhibit A attached hereto and incorporated herein for all purposes.
7.    Right of First Offer. Landlord hereby grants to Tenant a right of first offer on certain space as more particularly described in and subject to the terms of Exhibit B attached hereto and incorporated herein for all purposes.
8.    No Preferential Rights or Options. Notwithstanding anything contained in the Lease to the contrary, except for (i) the renewal option described in Paragraph 6 and Exhibit A attached hereto and (ii) the right of first offer described in Paragraph 7 and Exhibit B attached hereto, Landlord and Tenant stipulate and agree that Tenant has no surviving preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options (including, the Renewal Option in Addendum One of the Lease), such rights originally set forth in the Lease being hereby null and void in their entirety and of no further force or effect.
9.    Brokers. Tenant warrants that it has had no dealings with any broker or agent other than CBRE, Inc., representing the Tenant, and Colliers International, representing Landlord (collectively, the “Brokers”) in connection with the negotiation or execution of this First Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent, other than the Brokers, with respect to this First Amendment or the transactions evidenced hereby.
10.    QFAC Compliance. Tenant certifies, represents, warrants and covenants that: (i) it is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, representatives, insurers and agents from and against any and all claims or damages arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.
11.    Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall supersede and control.
12.    Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile or e-mailed counterparts of the signature pages and such facsimile or e-mailed counterparts shall serve as originals.
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IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed as of the Effective Date set forth herein.

LANDLORD:

EOS AT MILLROCK PARK, LLC,
a Delaware limited liability company,

	By:	KBS Realty Advisors LLC,
a Delaware limited liability
company, as agent

By: /s/ Tim Helgeson
Tim Helgeson,
Senior Vice President

Date: July 30, 2018

TENANT:

HEALTH CATALYST, INC.,
a Delaware corporation

By:	/s/ James Patrick Nelli Jr.
Name:	James Patrick Nelli Jr
Title:	CFO

Date:	July 17, 2018

[End of signatures]

EXHIBIT A
ONE RENEWAL OPTION
(a)    Provided that as of the rime of the giving of the Renewal Notice and the Commencement Date of the Renewal Term, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no event of default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of twelve (12) months (such additional term is hereinafter called the “Renewal Term”) commencing on the day following the expiration of the Extension Term (hereinafter referred to as the “Commencement Date of the Renewal Term”). Tenant must give Landlord notice (hereinafter called the “Renewal Notice”) of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.
(b)    The Basic Annual Rent payable by Tenant to Landlord during the Renewal Term shall be the sum of $181,074.00 per month (which is equal to $36.00 per square foot of Rentable Area); provided, however, in the event the Premises have been expanded (including pursuant to the Right of First Offer under Exhibit B hereof), then the monthly installment for the Renewal Term shall be adjusted accordingly in order to reflect the additional Rentable Area then being included in the Premises.
(c)    The payment of Basic Annual Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Operating Costs and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Costs and other items with respect to the Premises during the Renewal Term (it being acknowledged and agreed that during the Renewal Term the Base Year shall continue to be the calendar year 2016).
(d)    Except for the Basic Annual Rent during the Renewal Term as specified above, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.
(e)    If Tenant does not give the Renewal Notice within the period set forth in paragraph (a) above, Tenant’s right to extend the Lease Term for the Renewal Term shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.
(f)    Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Commencement Date of the Renewal Term in “as-is”, “where-is” and “with all faults” condition.
(g)    If the Lease is extended for the Renewal Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).
(h)    If Tenant exercises its right to extend the term of the Lease for the Renewal Term pursuant to this Addendum One, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Renewal Term, as applicable, except as provided in (d) above.

EXHIBIT B
RIGHT OF FIRST OFFER
(a)    “Offered Space” shall mean the following suites: (i) that certain 16,824 square feet of Rentable Area designated as Suite 100 and 150 in the Building (which such Suite 100 contains 3,614 usable square feet and such Suite 150 contains 5,395 usable square feet) (the “Suite 100/150 Spaces”), (ii) that certain 6,230 square feet of Rentable Area (5,395 usable square feet) designated as Suite 190 in the Building (being the “Suite 190 Offered Space:” collectively with the Suite 100/150 Spaces being the “First Floor Offered Space”)), (iii) that certain 26,982 square feet of Rentable Area designated as Suite 500 in the Building, (iv) that certain 11,181 square feet of Rentable Area designated as Suite 300 in the Building, (v) that certain 8,227 square feet of Rentable Area designated as Suite 340 in the Building, (vi) that certain 4,298 square feet of Rentable Area designated as Suite 325 in the Building, and (vii) that certain 5,850 square feet of Rentable Area designated as Suite 330 in the Building. The location of the First Floor Offered Space is shown in Exhibit B-l attached hereto and incorporated herein for all purposes.
(b)    Provided that as of the date of the giving of the First Offer Notice, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises originally demised under this Lease and any premises added to the Premises, and (iii) no event of default or event which but for the passage of time or the giving of notice, or both, would constitute an event of default has occurred and is continuing, if at any time during the Lease Term any portion of the Offered Space is vacant and unencumbered by any rights of any third party, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), shall offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease. Notwithstanding anything to the contrary in the Lease, the right of first offer granted to Tenant under this Exhibit B shall be subject and subordinate to (i) the rights of all tenants at the Project under existing leases, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates), whether pursuant to a renewal or extension option in such lease or otherwise.
(c)    Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the First Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit B with respect to the Offered Space designated in the First Offer Notice and execute the Amendment (defined below) within thirty (30) days after the delivery of the First Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Exhibit B.
(d)    Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e)    If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit B with respect to the Offered Space designated in the First Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Exhibit B, Additionally, if Tenant timely accepts such offer and fails to execute the ROFO Amendment (defined below) within thirty (30) days after the delivery of the First Offer Notice, then, at Landlord’s sole option, Landlord shall be under no further obligation with respect to such space by reason of this Exhibit B.
(f)    In the event that Tenant exercises its rights to any Offered Space pursuant to this Exhibit B, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “ROFO Amendment”).
(g)    Notwithstanding the foregoing, in the event that any portion of the First Floor Offered Space is vacant and unencumbered by any prior rights and provided that (i) Landlord has not already delivered a First Offer Notice with respect to such First Floor Offered Space and (ii) Tenant has delivered the Expansion Notice by June 30, 2019, then Tenant shall have the right to deliver to Landlord a written notice (the “Expansion Notice”) requesting the ability to expand into all or a portion of such First Floor Offered Space (however, Tenant must take the entirety of any separately demised suite and cannot insist on splitting a currently existing demisted suite). In no event shall Tenant be permitted to deliver an Expansion Notice prior to November 1, 2018 or after June 30, 2019. In the event Tenant timely delivers such Expansion Notice (and provided that the First Floor Offered Space identified in such Expansion Notice is vacant and unencumbered by the rights of any third party), then Tenant shall lease the First Floor Offered Space designated in such Expansion Notice (it being agreed that Tenant must identify fully-demised suites and cannot require Landlord to separate or subdivide an existing demised suite) (such First Floor Offered Space designated in the Expansion Notice being the “Expansion Space”), then (w) the commencement date with respect to such Expansion Space shall occur on the date that Landlord delivers the Expansion Space to Tenant (it being agreed that such Expansion Space shall be delivered in its as-is condition), (x) the term of the Lease with respect to the Expansion Space shall be coterminous with the then-existing Lease Term, (y) the Basic Annual Rent payable with respect to such Offered Space shall be equal to the same amounts (based on per square foot of Rentable Area basis) required to be paid pursuant to Paragraph 3 of this First Amendment (and, if the Expansion Space commences prior to the Extension Term Commencement Date, then the applicable rental rate up to the Extension Term Commencement Date shall be as set forth in Item 5 of the Basic Lease Provisions of the Lease), and (z) Tenant shall receive a tenant improvement allowance with respect to the Expansion Space equal to $10.00 per usable square feet of the Expansion Space to be utilized towards tenant improvements to be constructed in the Expansion Space pursuant to the terms and conditions of Paragraph 4(b) of the Lease.

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